Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blue Holdings, Inc.

We hereby consent to the inclusion in Registration Statements (File No. 333-147873) filed on Form S-8 on December 7, 2007; (File No. 333-143111) filed on Form S-8 on May 18, 2007; and Post Effective Amendment No. 3 to Form SB-2 on Form S-3 (File No. 333-128288) filed May 18, 2006 for Blue Holdings, Inc. of our report dated  April 8, 2008, relating to the consolidated financial statements Blue Holdings, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
April 15, 2008